EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-163366, 333-150260, 333-142628, 333-135029, 333-125208, 333-121612, 333-115759, 333-110103, 333-108658, 333-105814, 333-102587, 333-64444, 333-64432, 333-60966, 333-51388, 333-42852, 333-38710, 333-37180, 333-92855, 333-73009, 333-52331, 333-37585) and Form S-8 (Nos. 333-160312, 333-160705, 333-164014, 333-134566, 333-119833, 333-106427, 333-54246, 333-30345) of Spectrum Pharmaceuticals, Inc. and in the related Prospectuses of our reports dated April 2, 2010, with respect to the 2009 consolidated financial statements of Spectrum Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Spectrum Pharmaceuticals, Inc., as of December 31, 2009, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young, LLP

Orange County, California April 2, 2010